Exhibit 99 (a)

For Release:	December 9, 2002	CONTACT:	Brad Jackson
	8:00 AM EST		(248) 813-2946
brad.w.jackson@delphiauto.com

DELPHI REVIEWS 2003 OUTLOOK

Company Forecasts Increased 2003 Revenue, Earnings and Cash Flow

     TROY, Mich. — Delphi Corp. [NYSE: DPH] today provided guidance for full year 2003 sales and earnings, reflecting expectations for continued strong non-GM sales growth and improved net income as a result of ongoing cost containment and prior restructuring initiatives. The company also reiterated its previous Q4 and full year 2002 guidance.

     J.T. Battenberg III, chairman, chief executive officer and president, and Alan S. Dawes, chief financial officer, today detailed Delphi’s financial outlook and plans for 2003 during a conference call with investors, media and industry analysts. The call was simultaneously broadcast on the internet at www.delphi.com and is available for replay.

     “Delphi expects 2003 financial results to represent an improvement over 2002, reflecting further proof that executing the strategies we outlined during our separation from General Motors is paying off,” said Battenberg. “We told the world that as an independent company Delphi would grow its non-GM business and achieve significant cost reduction through restructuring the organization. We are experiencing excellent content per vehicle growth with non-GM customers as a result of increased bookings realized after our IPO in 1999. These programs are driving our top line growth in 2003, while the last two years of restructuring are allowing us to reduce our breakeven point.”

Calendar Year 2003 Outlook

     Driven by an outlook for strong non-GM sales growth, and assisted by restructuring and other cost reduction activities, Dawes said the company expects improved results for calendar year 2003. Production estimates are based on external sources and are detailed at the end of this release.

•	2003 revenue is expected at $28 billion (up 2-3 percent from projected $27.3 — $27.4 billion for year-end 2002).

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•	2003 Non-GM revenue is expected at $10.8 billion, accounting for 39 percent of total revenue (up 14 percent from an estimated $9.5 billion in 2002).

•	2003 net income is expected at $600 million (up 17 percent from projected $512 million, before restructuring charges, for year-end 2002).

•	2003 operating cash flow is expected at $1.4 billion, after approximately $1.1 billion in capital expenditures.

Revenue Growth

     Dawes reported that although Delphi sees modest top line revenue growth in 2003, the real story is the non-GM sales growth rate, which is expected to carry the momentum from 2002 throughout 2003.

     “We see content of our high tech product lines introduced in 2001 and 2002 beginning to dramatically increase during 2003,” said Dawes. “Products like passive occupant detection systems (PODs), satellite radio, mechatronics, common rail diesel, as well as aftermarket products and services are all beginning to reach substantial customer penetration levels, and should increase revenue and net income.”

Cost Reduction

     “While we expect modest year-over-year revenue growth, our earnings continue to improve. Our 2003 plan demonstrates sustained cost savings and process improvements throughout the global Delphi organization. In spite of these accomplishments, we will continue to face the challenges of escalating pension and healthcare expenses during 2003,” said Dawes. “We are successfully offsetting these factors and have plans to further mitigate their impact on earnings through additional enterprise-wide direct material, lean manufacturing and lean engineering initiatives.”

     Dawes said that restructuring and portfolio rationalization activities would continue in 2003, but that additional reserves will not be required to cover expenses around those activities. Delphi is also realizing value from wind-down activities of its generator product line, recently licensing intellectual property and selling select manufacturing assets in Swidnica, Poland to Delco Remy International.

Cash Flow

     Dawes reported that continued strong operating cash flow during 2003 should allow the company to continue to pay dividends, make $0.6 billion of pension contributions and leave roughly half of the cash flow available for other shareholder value enhancing actions. Further, Dawes said the company is evaluating various shareholder and bond holder acceptable capital

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market options for accelerating pension funding to take advantage of relatively low financing costs.

2003 Industry Production Level Assumptions*

     Delphi’s 2003 sales and earning forecasts assume the following production volumes:

•	Worldwide light vehicle production of 57.6 million units (1.1 million above estimated 2002 levels)

•	North American light vehicle production of 16.6 million units (comparable with estimated 2002 levels)

•	GM North America light vehicle production estimated at 5.4 million units (100,000 below estimated 2002 levels)

Q4 and Full Year 2002 Guidance

     Dawes reported Delphi’s Q4 and full year 2002 financial results are expected to be in line with previous guidance:

•	Revenue: Q4 revenue expected in the $6.8 — $6.9 billion range with full year 2002 revenue expected in the $27.3 — $27.4 billion range.

•	Net income: In line with current First Call consensus, Q4 net income is expected at $115 million or $0.20 per share and full year 2002 expected at $512 million or $0.91 per share.

•	Operating cash flow: Consistent with previous guidance, Q4 cash flow is expected in the $275 — $350 million range with full year 2002 at approximately $1.1 billion.

•	Net liquidity is expected to be comparable to year-end 2001 at ($2.6) billion, however, receivable factoring utilized as an alternative short-term funding source may result in an improvement to reported year-end net liquidity.

     For more information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.delphi.com/media/.

*Production estimates are based on data from Global Insight (formerly DRI-WEFA)

Forward Looking Statements

All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2001. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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